
Exhibit (12)

Compass Bancshares, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges
Six Months Ended June 30, 1995 and 1994

                                                    Six Months Ended
                                                         June 30
                                             ------------------------------
                                                 1995              1994
                                             ----------          ----------
                                                     (in Thousands)
Pretax income                                $  80,719           $  73,204
Add fixed charges:
  Interest on deposits                         135,748              86,661
  Interest on borrowings                        42,773              22,157
  Portion of rental expense representing
    interest expense                             1,700               1,403
                                             ----------          ----------
      Total fixed charges                      180,221             110,221
                                             ----------          ----------
     Income before fixed charges             $ 260,940           $ 183,425
                                             ==========          ==========

Pretax income                                $  80,719           $  73,204
Add fixed charges (excluding interest on
 deposits):
  Interest on borrowings                        42,773              22,157
  Portion of rental expense representing
    interest expense                             1,700               1,403
                                             ----------          ----------
      Total fixed charges                       44,473              23,560
                                             ----------          ----------
    Income before fixed charges
      (excluding interest on deposits)       $ 125,192           $  96,764
                                             ==========          ==========

Ratio of Earnings to Fixed Charges:
  Including interest on deposits                 1.45x               1.66x
  Excluding interest on deposits                 2.82x               4.11x

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